Exhibit (h)(iv) under Form N-1A

                                            Exhibit (10) under Item 601/Reg. S-K



                                  AMENDMENT TO

                           OPERATIONS AGENCY AGREEMENT



Reference is made to the Operations Agency Agreement dated as of July 28, 1997 between Deutsche Portfolios (the "Investment Company") and Federated Services Company (the "Company"). It is proposed that Section One, Article 2 be restated as follows:



Article 2.  The Company's Duties.



         As Operations Agent, and subject to the supervision and control of the Board, and in accordance with Proper Instructions (as defined hereafter) from the Investment Company the Company will provide facilities, equipment, and personnel to carry out the following operations agency services for operation of the business and affairs of the Investment Company and each of its portfolios:



                  (1) following the organization of the Investment Company, prepare the Investment Company's governing documents and any amendments thereto, including the Charter (which has already been prepared and filed), the By-Laws and minutes of meetings of the Board and Investors;



                  (2) following the Investment Company's effectiveness with the Securities and Exchange Commission, prepare and file the registration statements for the Fund and all amendments thereto, the Form N-SAR, reports to regulatory authorities and Investors, offering documents, proxy and/or information statements, and such other documents all as may be necessary to enable the Investment Company to make a private offering of its shares;



                  (3) conduct compliance training sessions for the benefit of the investment advisers of the Funds;



               (4) maintain the Investment Company's calendar of reporting and filing obligations;



                  (5)      perform internal audit examinations;



                  (6)      monitor and supervise the collection of tax reclaims;



                  (7) plan and prepare for meetings of the Investment Company's Board, including maintaining the Board's agenda and preparing and distributing materials for the Board's review and consideration;



                  (8) attend in person, and record the minutes of meetings of, the Investment Company's Board;



                  (9) consult with the Investment Company and its Board on matters concerning the Investment Company and its affairs;



                  (10) prepare materials necessary for shareholder meetings and record the minutes of shareholder meetings;



                  (11)     prepare expense projections for the Funds;



                  (12) coordinate the activities of all service providers to the Investment Company. By way of example, the Company will, in conjunction with item (4) above, communicate to the other service providers to the Investment Company lists of information and materials needed for filing obligations, as well as deadlines for the receipt of such materials. The Company does not take responsibility for the failure of other service providers to provide such materials to the Investment Company in a timely fashion or for the performance of functions for which other service providers are responsible.



         The foregoing, along with any additional services that the Company shall agree in writing to perform for the Fund under this Section One, shall hereafter be referred to as "Operations Agency Services."



         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Operations Agency Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the 9th day of October, 1998.



                               DEUTSCHE PORTFOLIOS



                               By:  /s/ Brian A. Lee

                               Name: Brian A. Lee

                                Title: President



                                               FEDERATED SERVICES COMPANY



                                               By:  /s/ Thomas J. Ward

                                               Name: Thomas J. Ward

                                               Title:  Senior Vice President